Exhibit 15

November 1, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated November 1, 2006 on our review of interim financial information of MasterCard Incorporated (the “Company”) for the three and nine month periods ended September 30, 2006 and 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 is incorporated by reference in the Company’s Registration Statements on Form S-8 dated June 30, 2006 and August 9, 2006.

Very truly yours,

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP